Exhibit 99.5

NUVILEX, INC.

SOFTWARE POLICIES

The following Software Policies (“Policies”) were adopted by the Board of Directors (“Board”) of Nuvilex, Inc. (“Company”) on September 19, 2014.

The Company licenses the use of computer software from a variety of third parties. Such software is normally copyrighted by the software developer and, unless expressly authorized to do so, the Company and its employees have no right to make copies of the software. The purpose of the Policies is to prevent copyright infringement and to ensure proper software asset management.

1. General Statement of Policy

It is the policy of the Company to respect and adhere to all computer software copyrights and to adhere to the terms of all software licenses to which the Company is a party. It is also the policy of the Company to manage its software assets and to ensure that the Company and its employees install and use only legal software on personal computers (including portables) and servers. The Company will take all steps necessary to prohibit its users from duplicating any licensed software or related documentation for use either on the Company’s premises or elsewhere unless the Company is expressly authorized to do so by agreement with the licensor. The Company will not permit any employee to use software in any manner inconsistent with its applicable license agreement, including giving or receiving software from clients, contractors, customers and others. It is the policy of the Company to acquire, copy, distribute, transmit and use software in accordance with the software management policies of the Company and the terms and conditions in any license agreement accompanying a particular software product.

2. Budgeting and Acquisition of Software

When acquiring computer hardware, software and training, the Company must budget to meet the full costs at the time of acquisition. Legitimate and functional software will be provided to all users. Additional software may be provided to users based upon need and function. All requests for software, including upgrades, must be submitted for approval, purchasing and acquired from a reputable, authorized outlet. This policy applies to acquisitions of hardware that include bundled or pre-loaded software as well as software that may be downloaded and/or purchased from the Internet.

3. Registration, Installation and Storage of Software Licenses

When the Company or an employee of the Company receives purchased software, the registration should be completed using their nuvilex.com address so that the Company can track and account for all asset inventory. Due to personnel turnover, software should never be registered in the name of the individual user. After the registration requirements have been satisfied, the software can be installed by the Company or employees expressly authorized to do so. Such persons shall not do so unless and until the Company has first obtained an appropriate license for that software. Once installed, the original media and or license will be kept in a safe storage area maintained by the Company.

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4, Required Set of Applications and Services

The Company maintains software, licenses and services for specific functional reasons and requires employees and designated contractors to operate within the defined guidelines. Within these guidelines is a set of required software to aid the Company in internal and external communication, collaboration and to protection of the intellectual property. This software includes the current and standardized version of Microsoft Office (Pro Plus), as well as data and system protection software, anti-virus software and a virtual collaboration framework. Install and support services for these software packages will be provided. Each employee is required to seek such assistance to make sure they are operating within the guidelines of this policy.

10. Copyrighted Material and Internet Usage

Unless otherwise noted, all software, music and audiovisual works found on the Internet shall be considered copyrighted works. Therefore, users are prohibited from downloading these files without permission from the copyright holder. Software programs or other files that are downloaded from the Internet must be scanned with virus detection software before installation or execution. All appropriate precautions should be taken to detect for a virus and, if necessary, to prevent its spread. Employees shall not place company material (copyrighted software, internal correspondence, etc.) on any publicly accessible Internet computer without prior permission. Usage and navigation of the Internet should be confined and restricted to business purposes while working the Company’s hardware and with the Company’s software.

11. Using Company Software on Home Computers

The Company’s computers are organization-owned assets (which include software, communications, intellectual property, hardware, and public facing services) and are the sole property of the Company. Only software purchased through the procedures outlined above may be used on the Company’s machines and networks. Users are not permitted to bring software or other copyrighted material from home and load it onto the Company’s computers.

16. Discipline

Any infringing activity by an employee may be the responsibility of the individual as well as the Company. Therefore, the Company may choose to hold the employee liable for their infringement actions. According to the U.S. Copyright Act, illegal reproduction of software is subject to civil damages of as much as $150,000 (Section 504(c)(1) Title 17) per title infringed and criminal penalties, including fines of as much as $250,000 per title infringed and imprisonment of up to ten (Section 2319 (b) (2) Title 18) years. An employee who makes, acquires, or uses unauthorized copies of software will be disciplined as appropriate under the circumstances. Such discipline may include, but is not limited to, a reprimand for minor offenses or termination of employment for willful or repeat offenses. The Company does not condone the illegal duplication of software or other copyrighted works and will not tolerate it.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Software Policies. The undersigned has read and understands (or has had explained) these Software Policies and agrees to be governed by them at all times in connection with his/her employment with the Company.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

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